Exhibit 99.1

US $

Resolute Reports Preliminary Fourth Quarter and 2017 Results

•	Q4 GAAP net income of $13 million or $0.14 per share / 2017 GAAP net loss of $84 million or $0.93 per share
•	Adjusted EBITDA of $102 million / $364 million for the full year
•	Higher realized pricing across most segments
•	Further $51 million of debt repaid in the quarter
•	Selection and appointment of Yves Laflamme as president and CEO, succeeding Richard Garneau

MONTRÉAL, CANADA, February 1, 2018 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended December 31, 2017, of $13 million, or $0.14 per share, compared to a net loss of $45 million, or $0.50 per share, in the same period in 2016. Sales were $898 million in the quarter, an increase of $9 million from the fourth quarter of 2016. Excluding special items, the company reported net income of $14 million, or $0.15 per share, compared to a net loss, excluding special items, of $7 million, or $0.08 per share, in the fourth quarter of 2016.

For the year, the company reported a GAAP net loss of $84 million, or $0.93 per share, compared to a net loss of $81 million, or $0.90 per share, in 2016. Sales were $3.5 billion, down 1%, from the previous year. Excluding special items, the company reported net income of $12 million, or $0.13 per share, compared to a net loss of $12 million, or $0.13 per share, in 2016.

“An otherwise solid quarter was impacted by the ongoing restructuring at our Calhoun paper operations, as well as maintenance outages at several locations. Also, the appreciation in our share price in the quarter, and company performance increased our share-based compensation expense,” said Richard Garneau, president and chief executive officer. “Overall, we are pleased with the performance of our lumber and newsprint segments, as well as our pulp business, which realized one of its best quarters.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Resolute also today announced the selection and appointment of Yves Laflamme as the company’s new president and chief executive officer, and a member of the Board of Directors, succeeding Richard Garneau.

Operating Income Variance Against Prior Period

Consolidated

The company recorded operating income of $54 million in the quarter, an improvement of $6 million compared to the third quarter of 2017. The company’s operating results benefitted from higher selling prices across most segments ($29 million), a gain on the disposition of assets of our Mokpo (South Korea) paper mill, and lower closure-related costs. Despite higher shipments in market pulp and newsprint, overall volumes decreased, reflecting lower shipments of specialty papers following the closure of two paper machines at Calhoun (Tennessee), and seasonally lower volumes in wood products. Operating results were also unfavorably affected by higher planned maintenance costs, and seasonally higher fuel expenses, and fiber costs. As a result of the company’s performance and the 119% increase in share price in the quarter, an $8 million increase in share-based compensation expense was recorded in the fourth quarter.

The company reported operating income of $49 million in 2017, compared to a loss of $26 million in 2016, mostly due to higher selling prices ($191 million). The average transaction price increased by 23% for wood products ($148 million), 6% for market pulp and 2% for newsprint, offset only in part by a decrease in specialty papers. The improvement in overall manufacturing costs achieved as a result of the company’s restructuring initiatives ($79 million), and the decrease in total pension and other postretirement benefit (“OPEB”) expenses ($21 million) were partially offset by higher natural gas pricing, increased fiber costs, and additional maintenance ($45 million). Freight costs also rose in the year ($33 million), largely because of increases in rates, shipping distances and various transportation issues related to the shortage of truck drivers. Overall volumes were lower as a result of capacity rationalizations in newsprint and specialty papers, but were higher in wood products and market pulp. The stronger Canadian dollar ($20 million), as well as higher start-up costs ($19 million) and inventory write-downs related to closures ($17 million) also unfavorably impacted the company’s results.

Market Pulp

Operating income in the market pulp segment was $37 million, $18 million more than the third quarter. Realized pricing continued to increase in the quarter, reaching $678 per metric ton, a rise of $28 per metric ton, or 4%, as market dynamics remained solid. Shipments rose by 40,000 metric tons to 388,000, mostly because of incremental market pulp production at Calhoun, following the closure of two paper machines, and the absence of annual maintenance outages in the quarter. Finished goods inventory fell by 11,000 metric tons. The operating cost per unit (the “delivered cost”) improved by $12 per metric ton, largely because of higher volumes, offset in part by an increase in planned maintenance outages. EBITDA per unit improved by $35 per metric ton from the previous quarter, reaching $113 per metric ton, or $44 million.

For 2017, the segment generated operating income of $79 million, a $42 million improvement over 2016. The average transaction price improved by $37 per metric ton, or 6%, reflecting stronger demand for all grades, while shipments were also higher by 37,000 metric tons, or 3%, mostly at Calhoun. The delivered cost, however, increased by $9 per metric ton, as a result of higher natural gas pricing, higher recovered paper prices and lower contribution from the Saint-Félicien (Quebec) cogeneration facility due to an increase in fuel costs. Higher pricing and shipments more than compensated for the increase in costs, resulting in a 49% increase in EBITDA, to $110 million, or $77 per metric ton, compared to $53 per metric ton in 2016. This reflects EBITDA margins of 12% and 9%, respectively. Year-end finished goods inventory was essentially unchanged.

Tissue

Operating results of the tissue segment, which continues to include only the former Atlas tissue operations, improved by $1 million compared to the third quarter, reflecting higher overall pricing of $50 per short ton, largely because of product mix. Despite the improvement in manufacturing costs, mainly attributable to the impact of Hurricane Irma in the third quarter, the delivered cost remained essentially unchanged due to lower volumes. Inventories increased by 3,000 short tons to 13,000 short tons.

For the year, the segment reported an operating loss of $6 million, an improvement of $4 million over 2016. The difference reflects primarily a decline in delivered cost of $164 per short ton, or 9%.

Wood Products

The wood products segment generated operating income of $57 million in the quarter, compared to $64 million in the previous quarter. The decrease reflects a 65 million board feet reduction in shipments, or 12%, largely due to lower seasonal construction activity, uncertainty related to the announcement of the final duty rates, and lower production at the Thunder Bay (Ontario) sawmill due to a fire in the kiln boiler. The decrease in operating income also includes an increase in the delivered cost of $27 per thousand board feet, mostly as a result of higher fiber costs, and lower volumes. These unfavorable elements were almost entirely offset by the rise in average transaction price, up another 6% this quarter, to $438 per thousand board feet. This reflects a 10% increase in random lengths #2 and better reference price, offset in part by a 4% decline in stud grades. EBITDA for the segment was $65 million, or $139 per thousand board feet, compared to $73 million, or $137 per thousand board feet, in the previous quarter. Finished goods inventory increased by 2 million board feet to 124 million board feet.

Operating income for the year was $186 million in the wood products segment, $117 million higher than in 2016. The increase is almost entirely due to the significant rise in average transaction price, up by $73 per thousand board feet, or 23%, as well as the 167 million board feet increase in shipments, or 9%, due to better productivity and stronger demand for our products. These favorable elements were only partially offset by higher fiber and operating costs, and the unfavorable effect of the stronger Canadian dollar. EBITDA for the segment was $219 million in 2017, compared to $100 million in 2016, a 119% increase, reflecting EBITDA margins of 27% and 17%, respectively.

Newsprint

The newsprint segment incurred an operating loss of $6 million in the quarter, unchanged from the third quarter. Favorable market conditions pushed the average transaction price up by $14 per metric ton in the quarter, to $525 per metric ton. Despite the production capacity reduction related to the paper machine closures in Calhoun, shipments were also up by 22,000 metric tons as finished goods inventory decreased by 20,000 metric tons. These items were offset by a $14 per metric ton increase in the delivered cost. The benefit of lower fixed costs following the Calhoun restructuring was not enough to offset higher maintenance costs, largely due to equipment failures, and the lower contribution from the cogeneration assets as a result of the planned annual outage in the quarter at our Thunder Bay mill. EBITDA increased by $1 million to $11 million for the quarter, equivalent to $27 per metric ton, largely unchanged from the third quarter.

Newsprint recorded an operating loss of $23 million in 2017, $7 million more than in 2016, as shipments decreased by 354,000 metric tons, or 18%, reflecting capacity closures in Calhoun, Mokpo, Thorold (Ontario) and Augusta (Georgia). Although the resulting improvement in costs due to fixed costs savings more than offset higher natural gas pricing, planned maintenance outages and freight, the delivered cost increased by $13 per metric ton compared to 2016 due to lower volumes. Combined with the year-over-year increase in average transaction price of $8 per metric ton, EBITDA decreased by $15 million to $43 million in 2017. Finished goods inventory at year-end was 27,000 metric tons, or 26% lower.

Specialty Papers

The specialty papers segment incurred an operating loss of $13 million in the fourth quarter, compared to operating income of $7 million in the third quarter. The average transaction price remained unchanged, but shipments fell by 36,000 short tons, largely due to lower production following the closure of two paper machines in Calhoun at the end of the third quarter, offset in part by the restart of a paper machine at Alma (Quebec). Despite the reduction in fixed costs, the complex restructuring at our Calhoun paper operations, which required significant employee re-training, combined with several maintenance outages, pushed the delivered cost up $64 per short ton, to $703 per short ton. Lower volumes and higher costs reduced EBITDA to negative $2 million, or $7 per short ton, a decrease of $61 per short ton compared to the previous quarter. Finished goods inventory fell by 20,000 short tons.

The segment recorded an operating loss of $9 million during the year, compared to operating income of $19 million in 2016. The year-over-year average transaction price decreased by $14 per short ton, or 2%, and shipments dropped 171,000 short tons, or 11%, as a result of the closure of paper machines at Catawba (South Carolina) and Calhoun. These items were partially offset by the favorable effect of restructuring initiatives at Catawba, as well as lower chemical pricing. The delivered cost was $6 per short ton higher due to the effect of volume. As a result, EBITDA fell from $64 million in 2016 to $36 million in 2017. Finished goods inventory at year-end was 26,000 short tons lower, or 28%, than 2016.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company generated an operating income of $54 million in the fourth quarter, compared to an operating loss of $18 million for the same period in 2016, reflecting an $88 million increase in pricing. As a result of favorable market dynamics, the average transaction price increased by 34% for wood products, 15% for market pulp, and 3% for newsprint. The improvement in operating income also included the elimination of fixed costs due to capacity closures in our newsprint and specialty papers segments ($37 million), lower closure-related costs ($22 million) and a gain from the disposition of the assets of our Mokpo paper mill ($13 million).

These favorable items were partially offset by an overall decrease in volume associated with the restructuring initiatives of our paper segments, the unfavorable impact of the stronger Canadian dollar ($14 million), higher freight costs ($14 million), and an increase in share-based compensation expense ($8 million) resulting from the company’s performance and increase in share price in the fourth quarter of 2017.

Corporate and Finance

Since the substantial completion of the Calhoun tissue project at the end of the first quarter of 2017, we have reduced our outstanding borrowings under our revolving credit facilities by $99 million, including net repayments of $51 million during the fourth quarter. Total debt at the end of the quarter decreased to $789 million, while liquidity rose by $18 million, to $418 million.

During the fourth quarter, $28 million was invested in capital expenditures, for a total capital spending of $164 million for the year, including $90 million on the Calhoun tissue project. Cumulative duty deposits recorded on our balance sheet at year-end was $75 million, $49 million attributable to supercalendered paper and $26 million to softwood lumber.

In December, the company acquired the remaining 49 percent equity interest held by The New York Times Company in Donohue Malbaie Inc. for a cash purchase price of $15 million, and disposed of the assets of its permanently closed newsprint mill in Mokpo for a total consideration of $18 million.

Despite the decrease in the applicable discount rate and the unfavorable currency impact, the net pension and OPEB liability on our balance sheet increased by $14 million at year-end, to $1.3 billion, largely the result of strong asset returns and our ongoing pension contributions. Total pension contributions were $132 million in 2017, $30 million lower than 2016, as a result of the company’s voluntary exit from the Quebec funding relief regulations and other steps undertaken to optimize our contributions.

The enactment of the U.S. tax reform did not have a significant impact on our 2017 financial results.

Outlook

“While measures are being implemented to mitigate the impact of truck driver shortages, we expect this transportation issue to continue to affect all business segments going into 2018. Market fundamentals remain favorable in our pulp and lumber segments. In paper, we expect positive price momentum to carry into the first quarter. Additional gains are also anticipated from our restructuring initiatives at Calhoun and the restart of a paper machine at Alma, and believe our paper business is positioned to improve, at least in the short term based on current supply and demand balance. Initiatives undertaken in 2017 to redefine our tissue sales and marketing strategy, including broadening our product offering, rebranding as Resolute Tissue, and reinforcing the sales force, are beginning to yield results, with additional sales volume secured for 2018. We continue to manage through U.S. capricious and arbitrary trade measures, impacting our lumber and paper markets, and appreciate the recent advocacy by the print media and others objecting to countervailing duties on uncoated groundwood paper,” added Mr. Garneau.

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until February 15, 2018, by dialing (800) 585-8367, conference number 3399819.

Description of Special Items

Special items (in millions)	2017		2016
	Fourth quarter	Full Year	Fourth quarter	Full Year
Foreign currency translation loss (gain)	$1	$(9)	$10	$7
Closure costs, impairment and other related charges	5	87	25	62
Inventory write-downs related to closures	—	24	2	7
Start-up costs	9	27	3	8
Net gain on disposition of assets	(13)	(15)	—	(2)
Non-operating pension and OPEB (credits) costs	(4)	(12)	2	8
Other expense (income), net	4	3	(3)	(14)
Income tax effect of special items	(1)	(9)	(1)	(7)

Total	$1	$96	$38	$69

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries and affiliates, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future pension funding obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; the highly cyclical nature of the forest products industry; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as Atlas Paper Holdings, Inc. and its subsidiaries, or divestitures or other strategic transactions or projects, such as our Calhoun, Tennessee, tissue operations; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we manufacture or sell our products; global economic conditions; any difficulties in obtaining wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional and local climate conditions and change; any disruption in operations or increased labor costs due to labor disputes; disruptions to our supply chain, operations or the delivery of our products; cybersecurity risks; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; the terms of our outstanding indebtedness, which could restrict our current and future operations; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; losses that are not covered by insurance; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas or other trade remedies or restrictions; the future regulation of our Canadian exports to the U.S., including softwood lumber and supercalendered and uncoated groundwood paper products; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls or other laws relating to our international sales and operations; unanticipated outcomes of legal proceedings or disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2016.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 manufacturing facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Silvana Travaglini Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Sales	$898	$889	$3,513	$3,545
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	638	690	2,574	2,716
Depreciation and amortization	51	49	204	206
Distribution costs	114	109	442	440
Selling, general and administrative expenses	49	34	172	149
Closure costs, impairment and other related charges (2)	5	25	87	62
Net gain on disposition of assets (3)	(13)	—	(15)	(2)

Operating income (loss)	54	(18)	49	(26)
Interest expense	(13)	(9)	(49)	(38)
Other (expense) income, net (4)	(5)	(7)	6	7

Income (loss) before income taxes	36	(34)	6	(57)
Income tax provision	(21)	(10)	(84)	(19)

Net income (loss) including noncontrolling interests	15	(44)	(78)	(76)
Net income attributable to noncontrolling interests	(2)	(1)	(6)	(5)

Net income (loss) attributable to Resolute Forest Products Inc.	$13	$(45)	$(84)	$(81)

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.14	$(0.50)	$(0.93)	$(0.90)
Diluted	0.14	(0.50)	(0.93)	(0.90)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	90.7	90.1	90.5	89.9
Diluted	93.0	90.1	90.5	89.9

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$6	$35
Accounts receivable, net:
Trade	399	358
Other	80	83
Inventories, net	526	570
Other current assets	33	35

Total current assets	1,044	1,081

Fixed assets, net	1,716	1,842
Amortizable intangible assets, net	65	70
Goodwill	81	81
Deferred income tax assets	1,076	1,039
Other assets	165	164

Total assets	$4,147	$4,277

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$420	$466
Current portion of long-term debt	1	1

Total current liabilities	421	467

Long-term debt, net of current portion	788	761
Pension and other postretirement benefit obligations	1,257	1,281
Deferred income tax liabilities	13	2
Other liabilities	68	55

Total liabilities	2,547	2,566

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,793	3,775
Deficit	(1,294)	(1,207)
Accumulated other comprehensive loss	(780)	(755)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,599	1,693

Noncontrolling interests	1	18

Total equity	1,600	1,711

Total liabilities and equity	$4,147	$4,277

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months
	Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss including noncontrolling interests	$(78)	$(76)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	15	11
Depreciation and amortization	204	206
Closure costs, impairment and other related charges	71	59
Inventory write-downs related to closures	24	7
Deferred income taxes	80	14
Net pension contributions and other postretirement benefit payments	(114)	(125)
Net gain on disposition of assets	(15)	(2)
Gain on translation of foreign currency denominated deferred income taxes	(71)	(28)
Loss on translation of foreign currency denominated pension and other postretirement benefit obligations	58	27
Gain on disposition of equity method investment	—	(5)
Net planned major maintenance amortization (payments)	3	(3)
Changes in working capital:
Accounts receivable	(37)	26
Inventories	23	(37)
Other current assets	1	7
Accounts payable and accrued liabilities	(17)	(3)
Other, net	11	3

Net cash provided by operating activities	158	81

Cash flows from investing activities:
Cash invested in fixed assets	(164)	(249)
Acquisition of a sawmill in Senneterre (Quebec)	—	(6)
Disposition of assets	21	5
Increase in countervailing duty cash deposits on supercalendered paper	(22)	(23)
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(26)	—
Increase in restricted cash, net	(3)	—
Decrease in deposit requirements for letters of credit, net	2	—

Net cash used in investing activities	(192)	(273)

Cash flows from financing activities:
Net borrowings under revolving credit facilities	19	125
Issuance of long-term debt	—	46
Payments of debt	(1)	(1)
Payments of financing and credit facility fees	—	(1)
Acquisition of noncontrolling interest in Donohue Malbaie Inc.	(15)	—

Net cash provided by financing activities	3	169

Effect of exchange rate changes on cash and cash equivalents	2	—

Net decrease in cash and cash equivalents	(29)	(23)
Cash and cash equivalents:
Beginning of period	35	58

End of period	$6	$35

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended December 31, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$54	$13	$0.14

Adjustments for special items:
Foreign exchange loss	—	1	0.01
Closure costs, impairment and other related charges	5	5	0.05
Start-up costs	9	9	0.10
Net gain on disposition of assets	(13)	(13)	(0.14)
Non-operating pension and OPEB credits	(4)	(4)	(0.04)
Other expense, net	—	4	0.04
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$51	$14	$0.15

Three months ended December 31, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(18)	$(45)	$(0.50)

Adjustments for special items:
Foreign exchange loss	—	10	0.11
Closure costs, impairment and other related charges	25	25	0.28
Inventory write-downs related to closures	2	2	0.02
Start-up costs	3	3	0.03
Non-operating pension and OPEB costs	2	2	0.02
Other income, net	—	(3)	(0.03)
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$14	$(7)	$(0.08)

Twelve months ended December 31, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$49	$(84)	$(0.93)

Adjustments for special items:
Foreign exchange gain	—	(9)	(0.10)
Closure costs, impairment and other related charges	87	87	0.96
Inventory write-downs related to closures	24	24	0.27
Start-up costs	27	27	0.30
Net gain on disposition of assets	(15)	(15)	(0.17)
Non-operating pension and OPEB credits	(12)	(12)	(0.13)
Other expense, net	—	3	0.03
Income tax effect of special items	—	(9)	(0.10)

Adjusted for special items	$160	$12	$0.13

Twelve months ended December 31, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(26)	$(81)	$(0.90)

Adjustments for special items:
Foreign exchange loss	—	7	0.08
Closure costs, impairment and other related charges	62	62	0.69
Inventory write-downs related to closures	7	7	0.08
Start-up costs	8	8	0.09
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB costs	8	8	0.09
Other income, net	—	(14)	(0.16)
Income tax effect of special items	—	(7)	(0.08)

Adjusted for special items	$57	$(12)	$(0.13)

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended December 31, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$37	$(2)	$57	$(6)	$(13)	$(58)	$15
Interest expense						13	13
Income tax provision						21	21
Depreciation and amortization	7	1	8	17	11	7	51

EBITDA	$44	$(1)	$65	$11	$(2)	$(17)	$100
Foreign exchange loss						1	1
Closure costs, impairment and other related charges						5	5
Start-up costs						9	9
Net gain on disposition of assets						(13)	(13)
Non-operating pension and OPEB credits						(4)	(4)
Other expense, net						4	4

Adjusted EBITDA	$44	$(1)	$65	$11	$(2)	$(15)	$102

Three months ended December 31, 2016 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$4	$1	$17	$1	$3	$(70)	$(44)
Interest expense						9	9
Income tax provision						10	10
Depreciation and amortization	9	(1)	8	18	11	4	49

EBITDA	$13	$—	$25	$19	$14	$(47)	$24
Foreign exchange loss						10	10
Closure costs, impairment and other related charges						25	25
Inventory write-downs related to closures						2	2
Start-up costs						3	3
Non-operating pension and OPEB costs						2	2
Other income, net						(3)	(3)

Adjusted EBITDA	$13	$—	$25	$19	$14	$(8)	$63

Twelve months ended December 31, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$79	$(6)	$186	$(23)	$(9)	$(305)	$(78)
Interest expense						49	49
Income tax provision						84	84
Depreciation and amortization	31	5	33	66	45	24	204

EBITDA	$110	$(1)	$219	$43	$36	$(148)	$259
Foreign exchange gain						(9)	(9)
Closure costs, impairment and other related charges						87	87
Inventory write-downs related to closures						24	24
Start-up costs						27	27
Net gain on disposition of assets						(15)	(15)
Non-operating pension and OPEB credits						(12)	(12)
Other expense, net						3	3

Adjusted EBITDA	$110	$(1)	$219	$43	$36	$(43)	$364

Twelve months ended December 31, 2016 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$37	$(10)	$69	$(16)	$19	$(175)	$(76)
Interest expense						38	38
Income tax provision						19	19
Depreciation and amortization	37	5	31	74	45	14	206

EBITDA	$74	$(5)	$100	$58	$64	$(104)	$187
Foreign exchange loss						7	7
Closure costs, impairment and other related charges						62	62
Inventory write-downs related to closures						7	7
Start-up costs						8	8
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB costs						8	8
Other income, net						(14)	(14)

Adjusted EBITDA	$74	$(5)	$100	$58	$64	$(28)	$263

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	On January 9, 2018, the U.S. Department of Commerce announced its preliminary determinations in its countervailing duty investigation on Canadian-origin uncoated groundwood (“UGW”) paper exported to the U.S. As a result, since January 16, 2018, we have been required to pay cash deposits to the U.S. at a rate of 4.42% for estimated countervailing duties on our imports to the U.S. of the UGW paper produced at our Canadian mills, with the exception of supercalendered paper, which is subject to distinct countervailing duties.

2.	Closure costs, impairment and other related charges for the three and twelve months ended December 31, 2017 and 2016, were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Accelerated Depreciation	Pension and OPEB Plan Curtailments and Other	Severance and Other Costs	Total
Pulp mill in Coosa Pines (Alabama)
Fourth quarter	$—	$—	$—	$—	$—
Year	55	—	—	—	55
Permanent closures
Paper machine in Catawba (South Carolina)
Fourth quarter	—	—	—	—	—
Year	5	—	2	4	11
Paper machines in Calhoun (Tennessee)
Fourth quarter	—	—	3	—	3
Year	—	6	3	2	11
Paper mill in Mokpo (South Korea)
Fourth quarter	—	—	—	—	—
Year	—	—	—	7	7
Other
Fourth quarter	—	—	—	2	2
Year	—	—	—	3	3

Total
Fourth quarter 2017	$—	$—	$3	$2	$5
Year 2017	60	6	5	16	87

Fourth quarter 2016	$22	$2	$—	$1	$25
Year 2016	22	35	—	5	62

3.	In the fourth quarter of 2017, we sold the assets of our permanently closed Mokpo paper mill for a cash consideration of $18 million, resulting in a gain on disposition of assets of $13 million.

4.	Other (expense) income, net for the three and twelve months ended December 31, 2017 and 2016, was comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited, in millions)	2017	2016	2017	2016
Foreign exchange (loss) gain	$(1)	$(10)	$9	$(7)
Gain on disposition of equity method investment	—	—	—	5
Miscellaneous (expense) income	(4)	3	(3)	9

	$(5)	$(7)	$6	$7

RESOLUTE FOREST PRODUCTS INC.

Note to the Reconciliations of Non-GAAP Measures

1.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and other postretirement benefit (or “OPEB”) costs and credits, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign exchange gains and losses and other income (expense), net.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our consolidated balance sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.